    FCPT Appoints Barbara Jesuele To the Board of Directors Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that Barbara Jesuele has been appointed to the Company’s Board of Directors (the “Board”), effective March 9, 2023. Bill Lenehan, CEO of FCPT, said, “I couldn’t be more excited to have Barbara join our Board. She brings a fresh perspective on real estate investment at a pivotal time in FCPT’s growth. I look forward to working with her for many years to come.” Barbara Jesuele serves as the Deputy Chief Investment Officer at J. Paul Getty Trust (“Getty”). She has worked at Getty for over 20 years, working across public and private market asset classes. She started at Getty in 2002 as a senior investment analyst in private equity. She was promoted to manager of real assets in 2008, director of real assets in 2011, then managing director of real assets in 2013. She assumed responsibility for public equity in 2020 in addition to the real assets portfolio. Prior to Getty, Jesuele started her career at HypoVereinsbank (UniCredit) in Munich, Germany, as a credit risk analyst with the Financial Institutions Group focused on Asia. Jesuele is fluent in German, Filipino, and English. She studied International Economic Relations at the University of Hamburg, Germany, and holds a B.A. in Management and Economics from the Ateneo de Manila University, Philippines. About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com. Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO